EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-8 No. 333-212616) pertaining to Avangrid, Inc.’s common stock to be available for issuance under the Avangrid, Inc. Omnibus Incentive Plan, and

(2)
Registration Statement (Form S-8 No. 333-208571) pertaining to Avangrid, Inc.’s common stock to be available for issuance under the UIL Holdings Corporation 2008 Stock and Incentive Compensation Plan and the UIL Holdings Corporation Deferred Compensation Plan;

of our report dated March 10, 2017, except for the paragraph in Note 2 titled Previously Reported Immaterial Corrections to Prior Periods, as to which the date is March 26, 2018, with respect to the Avangrid, Inc. consolidated financial statements and schedule for the year ended December 31, 2016, included in this Annual Report (Form 10-K) of Avangrid, Inc. for the year ended December 31, 2018.
/s/ Ernst & Young LLP

New York, New York
March 1, 2019